Exhibit 99.2

Quanterix Announces Executive Leadership Succession Plan

Masoud Toloue, President of Quanterix and Diagnostics, to Become CEO and Join Board of Directors

Kevin Hrusovsky, Chairman and CEO of Quanterix, to Assume Role as Executive Chairman of the Board

Moves are Designed to Propel the Precision Health Vision and Catalyze the Next Chapter of Growth and Impact

BILLERICA, Mass.—Mar. 1, 2022 -- Quanterix Corporation (NASDAQ: QTRX), a company digitizing biomarker analysis with the goal of advancing the science of precision health, today announced its executive leadership succession plan designed to leverage the Company’s strong foundation for growth. Effective April 25, 2022, Chairman and Chief Executive Officer Kevin Hrusovsky will become Executive Chairman of the Board and President Masoud Toloue will succeed Hrusovsky as CEO and join Quanterix’ Board of Directors. Hrusovsky will focus on key strategic initiatives, Board evolution and important customer, partner and investor relationships, while transitioning CEO responsibilities to Toloue.

Hrusovsky said, “With Masoud firmly established, our recent and planned hires, and Quanterix’ collaborations with Eli Lilly, Abbott and Siemens, this is the right time for this transition. Masoud is the perfect leader for our next phase of growth, and with our experienced Board of Directors, we are poised to realize the massive promise of precision health. Our incredible team of employees, customers, investors, partners and David Walt, our inspiring founder of Quanterix and Illumina and Quanterix Board member, are all instrumental in shaping our next chapter as the Company supports ‘asymptomatic’ medicine targeting the eradication of today’s most lethal diseases.”

Toloue has served as President of Quanterix and Diagnostics since June 2021 and has spent considerable time with Hrusovsky meeting key customers, partners and investors. He brings a wealth of industry experience and a track record for fostering disruptive innovation and high growth while at PerkinElmer, where he most recently served as Senior Vice President, Diagnostics. Prior to PerkinElmer, Toloue founded and led Bioo Scientific’s next generation sequencing business, which was acquired by PerkinElmer in 2016. He also co-founded and led Genohub, which he transformed from a supplier of next generation sequencing matching technology to a leading platform provider for managing sequencing projects globally. He holds a doctoral degree in molecular cell biology from the University at Buffalo and was a postdoctoral fellow in biochemistry at The University of Texas Health Science Center at San Antonio.

Hrusovsky joined Quanterix in 2014 and quickly transformed the company into a leading company in proteomics. Revenues have grown to over $100m, a successful IPO in 2017 and $700m in capital raises have put the company into a leadership position. Quanterix is very well positioned to make the promise of earlier, non-invasive disease interception across multiple diseases a reality. The recent FDA approval of emergency use authorizations (EUAs) for asymptomatic COVID detection and its grant of Breakthrough Device Designation for the Company’s plasma pTau-181 Alzheimer’s test are just a couple of examples of how Quanterix has shaped the industry under Hrusovsky’s leadership. Quanterix is also a leader in Powering Precision Health, a non-profit collaborative, that is a model for fostering collaboration across academia, industry, and the financial community to inspire healthcare disruption.

Toloue said, “I would like to thank Kevin and the Board for this incredible opportunity to lead Quanterix. We are witnessing first-hand the power our people, science and strategic vision are having on the future of healthcare through extreme collaboration by unlocking innovative solutions for earlier disease detection, better prognoses, and enhanced treatment methods in neurology, immunology and infectious disease.”

Martin D. Madaus, Ph.D, lead Independent Director of the Quanterix Board, said, “Kevin’s and Masoud’s upcoming transitions represent an important opportunity for Quanterix to leverage its strong momentum to realize the next phase of growth and impact. We are tremendously grateful for Kevin’s contributions and for the opportunity afforded by this transition as Masoud is a perfect fit at right time to lead Quanterix.”

About Quanterix

Quanterix is a company that’s digitizing biomarker analysis with the goal of advancing the science of precision health. The company’s digital health solution, Simoa, has the potential to change the way in which healthcare is provided today by giving researchers the ability to closely examine the continuum from health to disease. Quanterix’ technology is designed to enable much earlier disease detection, better prognoses and enhanced treatment methods to improve the quality of life and longevity of the population for generations to come. The technology is currently being used for research applications in several therapeutic areas, including oncology, neurology, cardiology, inflammation and infectious disease. The company was established in 2007 and is located in Billerica, Massachusetts. For additional information, please visit https://www.quanterix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "plan," "anticipate," "estimate," "intend" and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this news release are based on Quanterix’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause Quanterix’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Quanterix’ filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" sections contained therein. Except as required by law, Quanterix assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Media Contact:

Sard Verbinnen & Co

Chris Kittredge/Emily Claffey/Warren Rizzi

Quaternix-svc@sardverb.com

PAN Communications

Paige Romine, 321-652-8370

pan.quanterix@pancomm.com

Investor Relations Contact:

Stephen Hrusovsky

ir@quanterix.com

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